NeuroPace Reports First Quarter 2024 Financial Results and Provides Corporate Update

Revenue increased to $18.1 million in Q1 2024, a 25% increase over Q1 2023

Extended the maturity date of the Company's term loan by one year to September 30, 2026

Maintained full-year 2024 revenue guidance of $73 to $77 million

Management scheduled to host a conference call today at 4:30 p.m. ET

Mountain View, Calif. – May 8, 2024 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.

Recent Highlights
•Reported total revenue of $18.1 million in the first quarter of 2024, a 25% increase compared with $14.5 million for the first quarter of 2023
•Generated strong revenue growth from both RNS System and DIXI Medical sales compared to the prior year quarter
•Extended the maturity date of its term loan by one year to September 30, 2026, increasing the Company’s financial flexibility
•Achieved an agreement milestone in its strategic biotechnology company collaboration to leverage the RNS System’s unique data monitoring and analysis capabilities
•Expanded Project CARE pilot program activities targeting clinicians outside of Level 4 comprehensive epilepsy centers in order to increase access to the RNS System for drug-resistant epilepsy patients
•Increased its commercial organization in support of RNS and DIXI sales growth and Project CARE pilot program

“We are pleased with the revenue growth and overall financial performance demonstrated in the first quarter of 2024,” said Joel Becker, Chief Executive Officer of NeuroPace. “The Company demonstrated strong year-over-year revenue growth from sales of the RNS System, as well as DIXI Medical products. We remain focused on the execution of our strategy in the current target market – which is estimated to be approximately $2 billion annually – that offers significant near-term growth opportunities in treating patients at comprehensive epilepsy centers in the U.S. In addition, we are investing in and executing on our longer-term strategy to expand our reach beyond Level 4 centers and bring NeuroPace’s total market opportunity to more than $55 billion. Our objective is to help close the treatment gap for drug-resistant epilepsy patients by expanding access to RNS therapy by increasing adoption and utilization in Level 4 centers, expanding referrals to and implants outside of Level 4 centers and expanding indications for RNS therapy, including to generalized epilepsy patients.”

“Over the past year, we have worked to find a balance between investing in topline growth and maintaining financial discipline across our business. We are proud of the success we have achieved on both of these fronts.” added Mr. Becker. “In addition, we are pleased to announce that we have extended the maturity date of our term loan by one year to September 30, 2026, which we believe further improves our financial position,” Mr. Becker concluded.

First Quarter 2024 Financial Results
Total revenue in the first quarter of 2024 grew 25% year-over-year to $18.1 million, compared with $14.5 million in the first quarter of 2023. The Company’s revenue growth was primarily driven by increased sales of the RNS System and DIXI Medical products, offset partially by the continued decline in replacement implant revenue, which represented approximately 4% of total revenue.

Gross margin for the first quarter of 2024 was 73.6% compared to 71.7% in the first quarter of 2023. The Company’s gross margin increased primarily due to the increase in RNS products produced and sold, thereby spreading its fixed manufacturing overhead costs across more units, and some incremental benefit from service revenue from our strategic collaboration with Rapport, partially offset by the lower gross margin for distribution of DIXI Medical products.

Total operating expenses in the first quarter of 2024 were $20.9 million compared with $18.7 million in the same period of the prior year. R&D expense in the first quarter of 2024 was $5.8 million compared with $5.3 million in the first quarter of 2023. SG&A expense in the first quarter of 2024 was $15.1 million compared with $13.4 million in the prior year period. Consistent with the past few quarters, operating expenses as a percentage of revenue were lower for both R&D and SG&A expenses. The Company maintained its focus on appropriate resource allocation and cash management and remains committed to effectively managing its operating expenses without compromising revenue growth.

Loss from operations was $7.5 million in the first quarter of 2024 compared with a loss of $8.3 million in the prior year period. Net loss was $8.9 million for the first quarter of 2024 compared with $10.4 million in the first quarter of 2023.

The Company’s cash, cash equivalents and short-term investments balance as of March 31, 2024, was $58.9 million. Long-term borrowings totaled $58.0 million as of March 31, 2024. The Company’s cash burn in the first quarter of 2024 was $7.6 million, compared with cash burn of $9.8 million in the first quarter of 2023, representing another quarter of meaningful improvement attributable to the Company’s focus on operating discipline. The Company's quarterly cash burn tends to be the highest in first quarter of the fiscal year, primarily due to the timing of annual compensation-related payments.

Full Year 2024 Financial Guidance
•Total revenue to range between $73 million and $77 million, representing growth of 12% to 18% over 2023
•Gross margin to range between 72% and 74%
•Total operating expenses to range between $80 million and $84 million, including approximately $12 million in stock-based compensation, a noncash expense

NeuroPace continues to expect revenue growth to be primarily driven by increasing sales of its RNS System and higher sales of DIXI Medical stereo EEG products, while replacement implant revenue is expected to decline in 2024 versus 2023.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the first quarter 2024 financial results after market close on Wednesday, May 8, 2024, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://viavid.webcasts.com/starthere.jsp?ei=1666802&tp_key=ec469bbb1b. Individuals interested in participating in the call via telephone may access the call by dialing +1-888-886-7786 and referencing Conference ID 48339803. The webcast will be archived on the Company's investor relations website at https://investors.neuropace.com/news-and-events/events and will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s current expectations, forecasts and beliefs; the extension of the maturity date of the Company’s term loan and its impact on our financial position; future financial performance, including management’s outlook for fiscal year 2024; the Company’s commitment to effectively managing its operating expenses; ability to capitalize on increased market opportunities by expanding access to treatments; and clinical trial results and indication expansion. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties related to market acceptance and adoption of NeuroPace’s RNS System; risks related to the pricing of the RNS System and availability of adequate reimbursement for the procedures to implant the RNS System and for clinicians to provide ongoing care for patients treated with the RNS System; the risk that NeuroPace may not realize the intended benefits of its partnership with DIXI Medical; risks related to regulatory compliance and expectations for regulatory approvals to expand the market for NeuroPace’s RNS System; NeuroPace’s reliance on contractors and other third parties, including single-source suppliers and vendors; and other important factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 5, 2024, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2024	2023
Revenue	$18,124	$14,472
Cost of goods sold	4,781	4,100
Gross profit	13,343	10,372
Operating expenses
Research and development	5,784	5,263
Selling, general and administrative	15,104	13,428
Total operating expenses	20,888	18,691
Loss from operations	(7,545)	(8,319)
Interest income	827	726
Interest expense	(2,258)	(1,965)
Other income (expense), net	51	(817)
Net loss and comprehensive loss	$(8,925)	$(10,375)
Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(0.41)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	28,285,176	25,097,262

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	March 31,	December 31,
(in thousands, except share and per share amounts)	2024	2023
Assets
Current assets
Cash and cash equivalents	$12,998	$18,058
Short-term investments	45,947	48,396
Accounts receivable	11,631	12,314
Inventory	11,416	11,214
Prepaid expenses and other current assets	2,262	2,737
Total current assets	84,254	92,719
Property and equipment, net	1,048	1,003
Operating lease right-of-use asset	13,027	13,405
Restricted cash	122	122
Deferred offering costs	387	387
Other assets	15	15
Total assets	$98,853	$107,651
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,268	$2,332
Accrued liabilities	7,290	11,180
Operating lease liability	1,683	1,627
Deferred revenue	869	1,090
Total current liabilities	13,110	16,229
Long-term debt	58,039	56,954
Operating lease liability, net of current portion	13,363	13,814
Total liabilities	84,512	86,997
Stockholders’ equity
Common stock, $0.001 par value	29	28
Additional paid-in capital	527,046	524,435
Accumulated deficit	(512,734)	(503,809)
Total stockholders’ equity	14,341	20,654
Total liabilities and stockholders’ equity	$98,853	$107,651